EXHIBIT 2

Joint Filing Agreement, dated June 30, 2017

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows that such information is inaccurate.

Dated: June 30, 2017.

/s/ Stanley Yarbro
Stanley Yarbro

/s/ Ron Hirschi
Ron Hirschi

/s/ Richard Hornidge
Richard Hornidge

/s/ Robert Davis
Robert Davis

/s/ Richard Kwak
Richard Kwak

/s/ Ted Kustin
Ted Kustin

/s/ Brian Strauss
Brian Strauss

/s/ William Kay
Dr. William Kay

/s/ Ronald Tolboe
Ronald K. Tolboe